Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe, LLP

711 Third Avenue – 17th Floor

New York, New York 10017

(212) 907-7300

www.golenbock.com

June 6, 2025

CEA Industries Inc.

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

RE: Registration Statement on Form S-3 – Rule 424(b)(5) Prospectus dated June 6, 2025

Ladies and Gentlemen:

We have acted as counsel to CEA Industries Inc., a Nevada corporation (the “Company”), in connection with the above-referenced registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 15, 2025 and declared effective by the Commission on January 24, 2025 (File No. 333-284306) (the “Registration Statement”), a base prospectus, dated January 24, 2025 (the “Base Prospectus Supplement”), and a Final Prospectus Supplement, dated June 6, 2025 (the “Final Prospectus”, together with the Base Prospectus, the “Prospectus”) , relating to the offering and sale by the Company of 39,000 shares (the “Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of $503,320. The Shares are covered by the Registration Statement, and we understand that the Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the corporate law of the State of Nevada, Chapter 78 – Private Corporations and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 6, 2025, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/S/ Golenbock Eiseman Assor Bell & Peskoe, LLP
Golenbock Eiseman Assor Bell & Peskoe, LLP